EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of June 13, 2019 (the “Effective Date”), by and between PAR Investment Partners, L.P., a Delaware limited partnership (the “Purchaser”) and Peter Vinnemeier (the “Seller”).

WHEREAS, the Seller desires to sell, and the Purchaser desires to buy, an aggregate of six million (6,000,000) Class A shares, nominal value of €0.06 per share (the “Class A Shares”), represented by an equal number of American Depositary Shares (“ADSs”), of trivago N.V., a Dutch public limited company (naamloze vennootschap) (the “Company”), at a price per share of Three U.S. Dollars and Seventy-Four Cents ($3.74) (the “Per Share Purchase Price”) on the terms and conditions set forth in this Agreement. It is the intention of the parties to this Agreement that the transaction contemplated by this Agreement (the “Transaction”) be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the satisfaction of the conditions for the so-called “Section 4 (1½)” private resale exemption.

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

Section 1.1    Purchase and Sale of Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer and assign to the Purchaser, free and clear of all Liens, all rights, title and interest in and to the Class A Shares, and the Purchaser hereby agrees to purchase such Class A Shares from the Seller at a price per Class A Share equal to the Per Share Purchase Price, for an aggregate purchase price of Twenty-Two Million Four Hundred and Forty Thousand U.S. Dollars ($22,440,000) (the “Purchase Price”). The Class A Shares acquired by the Purchaser pursuant to this Agreement are referred to herein as the “Shares”.

Section 1.2    The Closing. The closing of the Transaction (the “Closing”) shall take place, subject to the conditions set forth in Section 1.3 below, on the Closing Date. On the Closing Date, (a) the Seller shall (i) transfer the Shares to the Purchaser by book-entry (it being understood that the books and records of the depositary for the ADSs may identify the ADSs representing the Shares as “restricted” and contain a stop-transfer notation and legend to that effect, subject to the terms of the Cooperation Agreement described in this Section 1.2), and (ii) deliver to the Purchaser all other documents and instruments necessary to vest in the Purchaser all of the rights, title and interest in and to the Shares, free and clear of all Liens, and (b) the Purchaser shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller.
Section 1.3    Conditions to Closing.

(a)	Each of the representations and warranties of the Seller set forth in Article II shall be true and correct in all respects on and as of the Closing Date.

(b)	Each of the representations and warranties of the Purchaser set forth in Article III shall be true and correct in all respects on and as of the Closing Date.

(c)
(i) There shall be no threatened or pending action by or before any governmental authority or arbitrator seeking to restrain, prohibit or invalidate the transactions contemplated hereby or seeking monetary relief against the Purchaser or the Seller by reason of the consummation of such transactions, and there shall not be in effect any injunction, order or decree which has such effect, and (ii) there shall have been no applicable Law adopted that makes consummation of the Transaction illegal, restrained or prohibited.

(d)	The Company shall not have received a delisting notification from The Nasdaq Stock Market LLC with respect to the ADSs representing the Class A Shares;

(e)
The Company and the Purchaser shall have entered into an agreement (the “Cooperation Agreement”) pursuant to which (A) the Purchaser acknowledges that the books and records of the depositary for the ADSs may identify the ADSs representing the Shares as “restricted” and contain a stop-transfer notation and legend evidencing the fact that the Shares were transferred to the Purchaser in a transaction that did not require registration under the Securities Act, and (B) the Company agrees to cause the Shares to be represented by unrestricted ADSs that are freely transferable (and, for the avoidance of doubt, to remove such stop-transfer notation and legend to cause the ADSs representing the Shares to be freely transferable), effective (x) in connection with a sale of such Shares by the Purchaser, promptly on request of the Purchaser after a holding period of six months following the Closing Date has elapsed or (y) promptly after a holding period of one year following the Closing Date has elapsed, in each of (x) and (y) provided that the Purchaser makes the representations and provides such additional cooperation as is required under the terms of the Cooperation Agreement.

(f)
The restricted ADS facility dated September 17, 2018 between the Company, Deutsche Bank Trust Company Americas, as depositary (the “Depositary”), and the Holders and Beneficial Owners (each as defined in the Restricted Deposit Agreement) (the “Restricted Deposit Agreement”), is in full force and effect.

(g)
The Company shall have delivered a “no registration” opinion of Cleary Gottlieb Steen & Hamilton LLP addressed to the Purchaser with customary assumptions and qualifications to the effect that the sale of the Shares pursuant to this Agreement does not require registration under the Securities Act.

Section 1.4    Certain Definitions.

(h)	“Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, in each case by or before any Person.

(i)
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

(j)
“Closing Date” means June 14, 2019, being the date by which all the conditions set forth in Section 1.3 shall have been satisfied or waived by the Seller or the Purchaser, as the case may be, or such other date as the parties may otherwise agree in writing.

(k)
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasigovernmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(l)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(m)
“Lien” means any mortgage, lien, pledge, charge, security interest, adverse claim, restriction on transfer, or other encumbrance (except for those restrictions on transfer and encumbrances set forth in Section 3.5 (Blue Sky Laws; Future Transfer) herein).

(n)
“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

(o)	“Representatives” means, with respect to a Person, such Person’s Affiliates, and the directors, officers, managers, stockholders, members, principals, partners, employees,

agents, attorneys, accountants and other advisors and Representatives of such Person or any of its Affiliates.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

Section 2.1    Authority and Approvals. The Seller has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on their part to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. The Agreement has been duly and validly executed and delivered by the Seller. Assuming this Agreement constitutes a valid and binding agreement of the Purchaser, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies. The Shares are duly authorized, validly issued, fully paid and non-assessable. Assuming the accuracy of the representations and warranties of the Purchaser in this Agreement, the Shares will be transferred in compliance in all material respects with all applicable federal and state securities laws and the rules.
Section 2.2    The Shares. The Seller is the sole record and beneficial owner of the Shares. Except for this Agreement, there is no agreement, arrangement or understanding with any other Person regarding the sale or transfer of any of the Seller’s Shares, and there exist no Liens, options, proxies or voting agreements of any kind affecting such Shares, other than (i) any restrictions on transfer that may be imposed by the Securities Act, and (ii) the provisions of Article 6 (Restrictions on Transfer) set forth in that certain Amended and Restated Shareholders’ Agreement, dated December 15, 2016, to which the Seller is a party (the “Shareholders’ Agreement”), which provisions have been satisfied or waived in full or otherwise rendered inapplicable to the Transaction. There are no preemptive or similar rights associated with such Shares or the Class A Shares that would be implicated in connection with the Transaction. Upon transfer of the Shares to the Purchaser at the Closing against payment of the Purchase Price, the Purchaser will acquire ownership of such Shares, free and clear of all Liens other than any restrictions on transfer that may be imposed by the Securities Act.
Section 2.3    Investment Purpose. The Seller represents that it is selling the Shares, as principal, for its own account and not as a broker or agent for another party, and not in connection with a distribution of the Shares within the meaning of the Securities Act.
Section 2.4    No General Solicitation. The Seller acknowledges that (a) at no time have they presented the Purchaser with or solicited the Purchaser through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the sale and transfer of the Shares; (b) the Purchase Price was determined through private arm’s length negotiations between the Purchaser and the Seller, and neither the Purchaser nor the Seller is under any obligation or compulsion to enter into this Agreement; and (c) the Purchaser has not required the Seller, as a condition to entering into this Agreement, to sell a particular number of Class A Shares.
Section 2.5    Conflicts. The execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreements or instruments to which the Seller is a party or by which the Seller or the Seller’s Shares are bound (including without limitation, the Shareholders’ Agreement), or (ii) constitute a violation of (x) any material applicable law, rule or regulation, or (y) any judgment, order, injunctive, award or decree of any court, administrative agency or other governmental authority known to and applicable to the Seller.
Section 2.6    Broker’s Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.
Section 2.7    No Bad Actors. Neither the Seller, nor to the Seller’s knowledge, any person that has been or will be paid (directly or indirectly) remuneration or a commission for such person’s participation in the offer or sale of the Seller’s Shares, including solicitation of purchasers for the Seller, is subject to an event that would disqualify an issuer or other covered person under Rule 506(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 3.1    Authority and Approval. The Purchaser has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

Section 3.2    Investment Purpose. The Purchaser represents that it is buying the Shares (a) as principal, for its own account for investment only and not as a broker or agent for another party and (b) not with a view or any present intention toward effecting a distribution or resale in violation of any applicable securities laws. The Purchaser is an “accredited investor” as such term is defined in Regulation D of the Securities Act and has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of acquiring the Shares. The Purchaser was not formed for the specific purpose of acquiring the Shares. By executing this Agreement, the Purchaser represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to the Shares.
Section 3.3    No General Solicitation, etc. The Purchaser acknowledges that (a) neither the Seller nor any of their respective Representatives has either directly or indirectly, including through a broker or finder engaged in any general solicitation relating to the sale of the Shares; (b) the Purchase Price was determined through private arm’s length negotiations between the Purchaser and the Seller and neither the Purchaser nor the Seller is under any obligation or compulsion to enter into this Agreement; and (c) the Seller has not required the Purchaser, as a condition to entering into this Agreement, to purchase a particular number of Class A Shares.
Section 3.4    Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of the Purchaser or any material agreements or instruments to which the Purchaser is a party or by which it is bound, or (ii) constitute a violation of (x) any material applicable law, rule or regulation, or (y) any judgment, order, injunctive, award or decree of any court, administrative agency or other governmental authority known to and applicable to the Purchaser.
Section 3.5    Restricted Securities; Future Transfer. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act or qualified under any state security laws (“Blue Sky Laws”) and may not be sold, pledged or otherwise transferred by the Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom. The Purchaser acknowledges that the Shares are being transferred hereby under an exemption from the registration and qualification requirements of the Securities Act and Blue Sky Laws which imposes certain restrictions on the Purchaser’s ability to transfer the Shares, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, including without limitation, the applicable holding periods thereunder.
Section 3.6    Broker’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.
Section 3.7    No Bad Actors. Neither the Purchaser nor, to the Purchaser’s knowledge, any person that has been or will be paid (directly or indirectly) remuneration or a commission for the Purchaser’s participation in the Transaction, including solicitation of sale for the Purchaser, is subject to an event that would disqualify an issuer or other covered person under Rule 506(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Exchange Act. The Purchaser also agrees to notify the Company if the Purchaser or any person or entity in control of the Purchaser becomes subject to such disqualification (so long as the Purchaser of such person beneficially owns any Shares).
Section 3.8    Investment Experience; Excluded Information; Etc.
(a)    The Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the Transaction, (ii) is able to bear the risk of an entire loss of its investment in the Shares, and (iii) is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.
(b)    The Purchaser has reviewed the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and such other subsequent public filings of and submissions by the Company to the SEC as it and its advisers deemed necessary and appropriate for it to make its decision to enter into this Agreement.
(c)    The Purchaser has conducted an independent investigation of such matters as, in its judgment, it deemed necessary and appropriate for it to make an informed investment decision and has evaluated the merits and risks of the Transaction based exclusively on its own independent review and consultations with its own investment, legal, tax, accounting and other advisers. The Purchaser has made its investment decision to enter into this Agreement and to consummate the transactions contemplated hereby without reliance on any representation or statement of the Company or the Seller, other than those set forth in this Agreement.
(d)    Except as set forth in this Agreement, neither the Seller nor his agents (i) has been requested to or has provided the Purchaser with any information or advice with respect to the Shares, or (ii) has made or makes any representation or warranty as to the Company.
(e)    The Purchaser expressly acknowledges that (i) the Seller currently may have, and later may come into possession of, material nonpublic information with respect to the Company including, without limitation, with respect to its capital stock, business, assets, liabilities, results of operations and future prospects (including historic and projected financial and other information) that has not been disclosed or that is not known to the Purchaser and that may impact the value of the Shares or may be material to a decision to sell the Shares (the “Excluded Information”), (ii) the Purchaser has determined to enter into this Agreement notwithstanding its lack of knowledge of the Excluded Information and (iii) the Seller shall not have any liability to the Purchaser, and the Purchaser hereto waives and releases any claims that it might have against the Seller hereto whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the sale of the Shares and the Transaction, including any right to rescind or invalidate the transfer of the Shares.
(f)    The Purchaser has the capacity to protect its own interests in connection with the Transactions by reason of the Purchaser’s business or financial experience.
ARTICLE IV

MISCELLANEOUS

Section 4.1    Termination. This Agreement may be terminated at any time prior to the Closing Date by (i) the mutual written consent of the Purchaser and the Seller, or (ii) by the Purchaser or the Seller if the Closing shall not have occurred by June 18, 2019.
Section 4.2    Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, including, but not limited to, any fees payable to an agent, broker, investment or commercial banker, person or firm acting on behalf of or under the authority of such party who is entitled to any such fee or any other commission or fee directly or indirectly in connection with the Transaction. Notwithstanding the foregoing, the Purchaser shall not be obligated to pay any of the costs or expenses incurred by the Company or the Seller in connection with (i) the establishment of a restricted ADS facility to facilitate the transfer of the Shares from the Seller to the Purchaser, (ii) the deposit of the Shares into such restricted ADS facility or any other ADS facility maintained on the Company’s behalf in connection with such transfer and (iii) the transfer of the Shares from such restricted ADS facility to the Company’s unrestricted ADS facility (or such other procedure pursuant to which the ADSs representing the Shares are designated as freely transferable ADSs) and the removal of any stop-transfer notation and/or restrictive securities legends in connection therewith.
Section 4.3    Severability. If any provision of this Agreement shall be held invalid or unenforceable, each other provision hereof shall be given effect to the extent possible without such invalid or unenforceable provision and to that extent, the provisions of this Agreement shall be severable.
Section 4.4    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified or registered mail, postage prepaid, or sent by facsimile, with confirmation of receipt, addressed to such address set forth on the signature page hereto. All such notices, requests, demands and other communications shall, when mailed (registered or certified mail, return receipt requested, postage prepaid), or personally delivered, be effective seven days after deposit in the mails or when personally delivered, respectively, addressed as aforesaid, unless otherwise provided herein and, when telecopied, shall be effective upon actual receipt.

Section 4.5    Modifications, Consents and Waivers. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. Any party hereto may waive compliance, with respect to any obligations owed to such party, with any provision of this Agreement. Any such waiver hereunder shall be effective only if made in a writing signed by the party to be charged therewith and only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.
Section 4.6    Governing Law; Consent to Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purposes of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or in connection with this Agreement or the Transaction. Each party agrees (a) to commence any such Action in such courts and (b) that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the signature page hereto shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section 4.6. Each party irrevocably and unconditionally waives (i) any objection to the laying of venue of any such Action in such courts, or that any such Action brought in any such court has been brought in an inconvenient forum, and (ii) all right to trial by jury in any such Action.
Section 4.7    Execution in Counterparts. This Agreement may be executed by the parties individually or in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 4.8    Successors and Assigns; Transfer of Shares. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.
Section 4.9    Headings. Article and section headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement.
Section 4.10    Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous discussions, agreements and understandings relating to such subject matter.

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IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.
PURCHASER:

PAR INVESTMENT PARTNERS, L.P.
By: PAR Group II, L.P., its General Partner
By: PAR Capital Management, Inc., its General Partner

By: /s/ Steven M. Smith______________
Name: Steven M. Smith
Title: Chief Operating Officer and General Counsel

Address:

200 Clarendon Street, 48th Floor
Boston, MA 02116
Attention: Steven M. Smith, COO and GC

SELLER:

/s/ Peter Vinnemeier________________
Name: Peter Vinnemeier

Address:

c/o trivago N.V.
Kesselstraße 5 - 7
40221 Düsseldorf, Germany

Stock Purchase Agreement